Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Date: August 24, 2009

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

NASDAQ: CACC

CREDIT ACCEPTANCE ANNOUNCES THE EXTENSION OF $325.0 MILLION WAREHOUSE CREDIT FACILITY

Southfield, Michigan – August 24, 2009 – Credit Acceptance Corporation (NASDAQ: CACC) announced today that it has extended the maturity date of its $325.0 million revolving warehouse facility from August 26, 2009 to August 23, 2010. The $50.0 million residual credit facility that matures August 26, 2009 was not renewed. There were no amounts outstanding under this residual facility. The interest rate on borrowings under the $325.0 million warehouse facility has been increased from a floating rate equal to the commercial paper rate plus 1% to the commercial paper rate plus 5%.

Under the terms of the extension, the minimum levels for the three month average Net Yield Percentage to avoid early amortization or termination of the facility were reduced from 6% and 5% respectively, to 2% and 1% respectively. The Net Yield Percentage for any month is equal to the product of (i) 12, and (ii) 20% of collections less the amount of interest and fees due on the facility, divided by the average borrowing base during the month.

In addition, the agreement was modified to provide that in the event that the facility is not renewed and the borrower is in compliance with the terms and conditions of the agreement, the facility will amortize for twelve months. During this time, the outstanding debt will be paid down through the collections on the contributed assets. At the end of the 12-month period, the balance of the facility will be due and payable. There were no other material changes to the terms of the facility.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers may be unable to purchase a vehicle or they may purchase an unreliable one, or they may not have the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.